Exhibit 99.1

September 9, 2011

Body Central Appoints Tom Stoltz New Chief Financial Officer
and Announces the Departure of Richard Walters

JACKSONVILLE, Fla., September 9, 2011 (GLOBE NEWSWIRE) — Body Central Corp. (Nasdaq: BODY) announced today the appointment of Tom Stoltz as Executive Vice President, Chief Financial Officer and Treasurer effective September 26, 2011.  Mr. Stoltz will report to Allen Weinstein, President and Chief Executive Officer and will be responsible for corporate finance, financial planning and analysis, tax, treasury, corporate facilities and information technology.

The Company also announced that Richard L. Walters, formerly its Executive Vice President, Treasurer and Chief Financial Officer, is no longer with the Company.

Mr. Stoltz comes to Body Central from Fanatics, LLC, where he served as Chief Financial Officer from 2008 to present.  His previous employment includes Chief Financial Officer of Cato Corporation, Citi Trends, Inc., and Factory Card Outlet.  He has also held senior financial positions with Dollar General Corporation and Food Lion, Inc.  Mr. Stoltz has been a licensed CPA in North Carolina since 1985 and graduated from the University of North Carolina at Chapel Hill.

CEO, Allen Weinstein, commented, “Tom is a great addition to our team and someone I worked closely with while at the Cato Corporation.  He has extensive experience in high growth companies in both specialty store and e-commerce channels.  I am confident he will make valuable contributions to Body Central’s continued success.”

In the interim, Sue Hosch, the Company’s Controller, will serve in the role of Principal Financial Officer and will report directly to Allen Weinstein.

About Body Central Corp.

Founded in 1973, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices.  As of July 2, 2011, the Company operated 221 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com.  The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit.  Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

CONTACT:  Investor Relations inquiries:

ICR, Inc.

Jean Fontana / Joseph Teklits

203-682-8200

www.icrinc.com